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                                                               EXHIBIT (a)(1)(x)














    NOTICE SENT BY THE PARTNERSHIP TO LIMITED PARTNERS DATED OCTOBER 4, 2001.

















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NTS-Properties VII, Ltd.
10172 Linn Station Road
Louisville, KY 40223
(800) 928-1492 ext. 544

October 4, 2001

                                  FINAL NOTICE

Dear NTS-Properties VII Investor:

                       THE OFFER TO PURCHASE INTERESTS OF
                               NTS-PROPERTIES VII
                        WILL EXPIRE ON OCTOBER 12, 2001.

     On September 21, 2001, NTS-Properties VII and its affiliate, ORIG, LLC, amended their Amended and Restated Offer to Purchase dated July 30, 2001, by extending the expiration date to October 12, 2001, and increasing the number of interests to be purchased to 75,000 interests. At this point in time, we anticipate no further extensions, which will cause the tender to expire on October 12, 2001.

     We intend to mail payment for interests tendered in the offer, and accepted by us, on or about October 19, 2001. If you have already submitted paperwork to tender your interests, no additional paperwork is required. You will automatically receive payment. If you have not submitted your paperwork and wish to do so, you have until 11:59 P.M. Eastern Standard Time on Friday, October 12, 2001, to receive the purchase price of $6.00 per interest. If you are having difficulty completing the documents or meeting the expiration date, please call Rita Martin at 1-800-928-1492 extension 544.

     Please note that the terms and conditions set forth in the Amended and Restated Offer to Purchase dated July 30, 2001, and the Letter of Transmittal enclosed with the original Offer to Purchase dated May 14, 2001, are applicable in all respects to the offer. This notice should be read in conjunction with the Amended and Restated Offer to Purchase and the Letter of Transmittal.

     If you have any questions regarding this offer, please call 1-800-928-1492, ext. 544.